                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   CB Capital Investors, LLC ("CBCI, LLC") (FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

380 Madison Avenue, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)
New York,                  NY                  10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

1/1/2000
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

The Pantry, Inc. ("PTRY")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

06/08/99
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                             956,322                     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) CB Capital Investors, LLC ("CBCI, LLC") became the successor to CB Capital Investors, LP ("CBCI, LP"), (ii) CB Capital Investors, Inc. ("CBCI, Inc.") became the managing member of CBCI, LLC, and Chase Capital Partners ("CCP") became the manager, by delegation, of CBCI, LLC pursuant to a master advisory agreement with CBCI, Inc. The internal reorganization changed CBCI, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

             CB Capital Investors, LLC
             ** Signature of Reporting Person

             By:  Chase Capital Partners, as Manager

             By:  ____________________________

             Title:  _________________ of Chase Capital Partners   2/     /2000
                                                                   ------------
                                                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

------------------------------------------------------------------------------------------------------------------------------------
                                                                               Title of
                                                                              Derivative
                                    Date of                      Title and  Securities and    Ownership      Nature of   Disclaims
Name and Address    Designated       Event      Issuer Name,     Amount of     Title and        Form:        Indirect    Pecuniary
  of Reporting       Reporter(1)   Requiring       Ticker        Security      Amount of    Direct (D) or   Beneficial    Interest
     Person                        Statement  or Trading Symbol               Securities    Indirect (I)     Ownership
                                                                              Underlying
                                                                              Derivative
                                                                              Securities
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron       CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt   CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Chris C. Behrens    CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin   CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Eric Green          CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See               Yes
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY 100
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon   CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann   CB Capital    January 1,  The Pantry, Inc.    Common          N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")         Stock                                  Explanatory
Capital Partners                                                  956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                      Page 3 of 7


------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray   CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory    No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Capital Partners                                                 956,322
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
John M.B.           CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory     No
O'Connor          Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
C/o Chase                                                        956,322
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal      CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory    Yes
c/o Chase Capital Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Partners                                                         956,322
380 Madison
Avenue
12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Shahan D.           CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory     No
Soghikian         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
c/o Chase                                                        956,322
Capital
Partners
50 California
Street, Suite
2940
San Francisco,
CA 94111
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker   CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory     No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Capital Partners                                                 956,322
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh    CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory     No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Capital Partners                                                 956,322
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters   CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory    Yes
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Capital Partners                                                 956,322
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker    CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory     No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Note 2 below
Capital Partners                                                 956,322
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                        Page 4 of 7


------------------------------------------------------------------------------------------------------------------------------------
CCP European        CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
Principals, LLC   Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
c/o Chase                                                        956,322                                 Note 2 below
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals,     CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
LLC c/o Chase     Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
Capital Partners                                                 956,322                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital       CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
Corporation       Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
(f/k/a Chemical                                                  956,322                                 Note 2 below
Capital
Corporation)
c/o Chase
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
The Chase           CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
Manhattan         Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
Corporation                                                      956,322                                 Note 3 below
270 Park Avenue
35th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital       CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
Partners          Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
380 Madison                                                      956,322                                 Note 4 below
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
The Chase           CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
Manhattan Bank    Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
270 Park Avenue                                                  956,322                                 Note 5 below
35th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
David Ferguson      CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
Capital Partners                                                 956,322                                 Note 6 below
380 Madison
Avenue
12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene    CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See Explanatory    No
c/o Flatiron      Investors, LLC     2000         ("PTRY")      Stock                                    Note 7 below
Partners                                                         956,322
257 Park Avenue
South 12th Floor
New York, NY
10010
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 5 of 7



------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand   CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
Capital Partners                                                 956,322                                 Note 8 below
380 Madison
Avenue
12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann     CB Capital    January 1,  The Pantry, Inc.  Common           N/A             I       See                No
c/o Chase         Investors, LLC     2000         ("PTRY")      Stock                                    Explanatory
Capital Partners                                                 956,322                                 Note 9 below
380 Madison
Avenue 12th Floor
New York, NY
10017
------------------------------------------------------------------------------------------------------------------------------------


Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the manager, by delegation, of CBCI, LLC, pursuant to an advisory agreement with CB Capital Investors, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The amount shown in Table I represents beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and manager, by delegation of CBCI, LLC, pursuant to an advisory agreement with its managing member, and (ii) the sole stockholder of The Chase Manhattan Bank, the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, LLC). The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

4) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

5) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC.

6) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

7) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.


                                                                    Page 7 of 7